NEWS RELEASE

Boo Koo Holdings, Inc. Completes Private Placement with the sale of an additional $2.9 million in Common Stock.

Addison, Texas - September 27, 2007 - Boo Koo Holdings, Inc. (OTC.BB: BOKO.OB) today announced that it has completed the sale of an additional 2,450,750 shares of common stock, no par value per share, at a price of $1.20 per share for gross proceeds of $2.9 million. The sale was in conjunction with the August private placement of common stock raising gross proceeds of approximately $7.5 million through the issuance of 6,252,595 shares of common stock at $1.20 per share. In addition, one of the Company’s shareholders converted the principal ($875,000), plus interest remaining under a promissory note held by such shareholder at $1.20 per share. Proceeds from the transactions, totaling $11.3 million will be used to provide working capital, increased marketing support for the Company’s line of beverages, general corporate purposes and the repayment of debt.

As previously announced, in conjunction with the August private placement, Boo Koo completed a reverse merger with Captech Financial Group, a publicly traded company. The Company changed its name to Boo Koo Holdings, Inc. and, trades under the symbol OTCBB: BOKO.

Boo Koo produces and distributes a line of innovative energy drinks under the Boo Koo(R) brand name. Boo Koo has made significant contributions in the fast growing energy drink category. It was the first to introduce a 24-ounce can in 2004, and soon after, introduced a compact, super-concentrated 5.75 ounce can, Boo Koo SHOT, to consumers in search of a quick boost of energy without the bulk. Boo Koo products include Boo Koo Energy and flavored energy drinks in multiple package forms. Currently sold and distributed in 43 states throughout the United States and parts of Canada, Boo Koo is proud to partner with a network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other leading distributors.

“We are excited to have completed our fund raising and can now focus our efforts to expand our distribution and awareness with consumers,” said Mr. Lee. “As a publicly traded company, our objective will be to increase our profile with consumers and the investment community by offering what we believe are the best tasting energy drinks available”.

In connection with the private placement and the merger, the Company incurred expenses which included, without limitation, commissions to the placement agents, legal and accounting fees, shell acquisition costs, and other miscellaneous expenses, of approximately $2.0 million.

The shares of common stock issued in connection with the transactions have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. The Company has agreed to file a registration statement, covering the resale of the shares of common stock issued in the private placement and certain other shares, on or before October 1, 2007.

The placement agents for the transaction were Roth Capital Partners, LLC and Aspen Equity Partners, LLC.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Boo Koo

Boo Koo develops, produces, markets and distributes alternative beverage category energy drinks under the Boo Koo® brand name. Boo Koo currently sells and distributes its products in 43 states throughout the United States and parts of Canada through its network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes, beer and other wholesale distributors. Boo Koo also intends to expand its distribution network through alternative distribution arrangements, including direct delivery. Boo Koo’s products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other mainstream and discount consumer stores.

Forward-looking Statements

This news release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company's control, and which may cause the Company's actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements, including its reliance on distributors of its products, its ability to manage inventory, its ability to maintain relationships with customers, its reliance on third parties to produce and package its products, its limited operating history, the availability and cost of raw materials, effects of competition and the other factors to listed under “Risk Factors” in its filings with the SEC. All statements other than statements of historical fact are statements that could be forward-looking statements. The Company assumes no obligation to update the information contained in this news release.

Contact:

Steve Ruffini
CFO
Boo Koo Beverages, Inc.
972-818-3862 ext. 280
steve.ruffini@bookooenergy.com